Exhibit 10.22

DISTRIBUTION AGREEMENT

     This Wholesale Distribution Agreement (this “Agreement”) is made as of this 27th day of September 2001, between Guilford Pharmaceuticals Inc., a Delaware corporation (“GPI’) and National Specialty Services, Inc., a Tennessee corporation (“Wholesale Specialty Distributor”).

BACKGROUND

     GPI is a manufacturer of pharmaceutical products, including, without limitation, the products set forth on Exhibit A attached hereto (as amended from time to time, the “Products”).

     Wholesale Specialty Distributor is a wholesale distributor of specialty pharmaceutical products.

     GPI wants to engage Wholesale Specialty Distributor and Wholesale Specialty Distributor wants to be engaged by GPI to distribute the Products in the territory set forth on Exhibit B (the “Territory”) on the terms and subject to the conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the forgoing, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. APPOINTMENT OF WHOLESALE SPECIALTY DISTRIBUTOR.

     GPI appoints Wholesale Specialty Distributor as a non-exclusive distributor of the Products in the Territory on the terms and subject to the conditions set forth in this Agreement.

2. OBLIGATIONS OF GPI.

     2.01. PURCHASE OF PRODUCTS. GPI shall sell to Wholesale Specialty Distributor the Products indicated on any purchase order provided by Wholesale Specialty Distributor to GPI at the price or prices indicated on Exhibit A.

     2.02. TAXES. The parties acknowledge that the per unit prices indicated on Exhibit A are exclusive of federal, state, and local excise, sales, use and other taxes now or hereafter levied or imposed on the Products, the shipment, delivery, ownership, possession, or resale of the Products, on this Agreement, or on any activities hereunder (collectively, “Taxes”). GPI shall not have any obligation to pay or collect Taxes on account of sales of the Products by Wholesale Specialty

Distributor (except to the extent such Taxes are on account of the net income of GPO. The collection and payment of Taxes (except as set forth in the preceding sentence) shall be the obligation of Wholesale Specialty Distributor in accordance with the terms of Section 7.03.

     2.03. SHIPMENT OF PRODUCTS. GPI shall ship the Products purchased by the Wholesale Specialty Distributor pursuant to any purchase order to Wholesale Specialty Distributor at the following address: 556 Metroplex Drive, Nashville, Tennessee 37211, or such other address as Wholesaler shall indicate on the purchase order.

     2.04. TRANSFER OF TITLE; RISK OF LOSS. Shipment of Products shall be F.O.B. Wholesaler Specialty Distributor’s facility. Risk of loss and title to the Products purchased by Wholesale Specialty Distributor under any purchase order shall pass to the Wholesale Specialty Distributor upon delivery to Wholesale Specialty Distributor at Wholesaler Specialty Distributor’s facility.

     2.05. DROP SHIPMENTS. If at any time Wholesale Specialty Distributor does not have sufficient inventory of the Products to fill orders for the Products from its customers or Wholesale Specialty Distributor otherwise determines that it is in the best interests of its customers, Wholesale Specialty Distributor may request that GPI ship the Products purchased by Wholesale Specialty Distributor pursuant to a purchase order directly from GPI’s distribution facility to Wholesale Specialty Distributor’s customers (each a “Drop Shipment”). GPI may honor requests to make a Drop Shipment in its sole and absolute discretion. Risk of loss and title to the Products in each Drop Shipment shall remain with GPI until delivery to Wholesale Specialty Distributor’s customers.

     2.06. SHIPMENT INSTRUCTIONS. The method of transportation and routing of all shipments, including Drop Shipments shall be in accordance with Exhibit C.

     2.07. INVOICES. GPI shall invoice Wholesale Specialty Distributor for the Products purchased pursuant to any applicable purchase order on the shipment date for such Products. Delivery of all quantities of Products referred to in GPI’ s invoice shall be deemed to have been made in full, unless within seven (7) days from the date of receipt of the Product Wholesale Specialty Distributor notifies GPI that it has not received the ordered quantities of the Products.

3. OBLIGATION OF WHOLESALE SPECIALTY DISTRIBUTOR.

     3.01. SALES BY WHOLESALE SPECIALTY DISTRIBUTOR. Wholesale Specialty Distributor shall not knowingly sell any Products to customers that sell or intend to sell the Products outside of the Territory. Unless Wholesale Specialty

Distributor has obtained the prior written authorization of GPI, Wholesale Specialty Distributor shall not knowingly sell any Products to customers who sell or intend to sell the Products on a wholesale or distribution basis.

     3.02. PROMOTION BY WHOLESALE SPECIALTY DISTRIBUTOR. Wholesale Specialty Distributor shall actively promote the sale and use of the Products to its customers through methods customarily employed by Wholesale Specialty Distributor with regard to the other products carried by Wholesale Specialty Distributor. Wholesale Specialty Distributor shall include each new Product and any new sizes and/or dosage forms of existing Products in any routine distribution plan operated by Wholesale Specialty Distributor during the term of this Agreement.

     3.03. PAYMENT BY WHOLESALE SPECIALTY DISTRIBUTOR. Wholesale Specialty Distributor shall pay for all regular orders purchased by Wholesale Specialty Distributor in accordance with the payment terms set forth on Exhibit D. Drop Shipments shall be deemed to be purchases of the Products by the Wholesale Specialty Distributor and Wholesale Specialty Distributor shall be responsible for the payment of any invoices with respect to any Drop Shipment. All invoices must be paid in full under the terms specified on Exhibit D.

     3.04. FINANCIAL AND CREDIT POSITION. Wholesale Specialty Distributor shall maintain a financial condition reasonably satisfactory to GPI, and shall substantiate such condition with annual audited consolidated financial statements or with other documentation as reasonably requested by GPI from time to time. If, in GPI’ s sole determination, at any time during the term of this Agreement, the financial condition of the Wholesale Specialty Distributor becomes impaired or unsatisfactory, GPI may require that Wholesale Specialty Distributor pay for its purchases of Products in advance by cash payment or require Wholesale Specialty Distributor to provide other assurances for the payment or such Products.

     3.05. ORDERING. Wholesale Specialty Distributor shall transmit purchase orders for the Products to GPI either direct via EDT, facsimile, or telephone. If orders for products are placed by facsimile or telephone, they shall be placed to the following numbers: (615) 287-2355 (facsimile); and (866) 405-9038 (telephone).

     3.06. PURCHASE OF PRODUCTS. Wholesale Specialty Distributor shall purchase the Products exclusively from GPI according to the terms of this Agreement. Wholesale Specialty Distributor shall not be permitted to purchase the Products from sources other than GPI (including, but not limited to, other wholesalers) without GPI’s prior written consent. Wholesale Specialty Distributor shall not knowingly purchase or attempt to purchase Products that have previously been exported or are designated for non-United States sales.

     3.07. MAINTENANCE OF INVENTORY. If requested by GPI, Wholesale Specialty Distributor shall use commercially reasonable efforts to, from and after the date of such request, maintain sufficient inventory of the Products to promptly and adequately supply the demand of its customers, subject in all cases to the manufacturing capabilities of GPI.

     3.08. SALES SUPPORT SERVICES. Wholesale Specialty Distributor shall provide sales support services for the Products as well as the order-taking and delivery services sufficient to meet the reasonable needs of customers for the Products.

     3.09. SALES REPORTS. ON A MONTHLY BASIS, WHOLESALE SPECIALTY. Distributor shall report to GPI information regarding its sales of the Products in the form set forth on Exhibit B.

     3.10. SPECIAL CONTRACT PRICING. Wholesale Specialty Distributor shall honor any pricing arrangements agreed to between GPI and GPI Marketed Customers (“Special Contract Pricing”), subject to the continued validity of such Special Contract Pricing in accordance with applicable law. Wholesale Specialty Distributor’s Standard Policy on Chargebacks (a copy of which is incorporated herein as Exhibit H (the “Chargeback Policy”)) will govern the administration of the Special Contract Pricing under this Agreement.

     3.11. COMPLIANCE WITH LAWS. Wholesale Specialty Distributor shall take all necessary precautions to prevent the Products from being possessed, used, handled, distributed or sold by those who may not lawfully possess, use, handle, distribute or sell the Products, and Wholesale Specialty Distributor will fully comply with local, state, and federal laws regarding possession, use, distribution, sale and safe handling of the Products. Wholesale Specialty Distributor shall maintain all federal, state and local registrations necessary for the lawful handling of the Products and shall promptly notify GPI of any denial, revocation or suspension of any such registration.

     3.12. PROPER HANDLING AND STORAGE. Wholesale Specialty Distributor shall handle and store the Products in a clean and orderly location, in a manner which will assure that the proper rotation and quality of the Products are maintained, and in compliance with all federal, state and local laws and regulations. Wholesale Specialty Distributor shall comply with GPI criteria on storing and shipping the Products that require special handling, as provided to Wholesale Specialty Distributor from time to time. Wholesale Specialty Distributor shall allow GPI TO inspect its storage facilities during normal business hours, upon GPI providing at least seven (7) days advance notice to Wholesaler. Wholesale Specialty Distributor shall in no way or manner be permitted to repackage the Products.

Wholesale Specialty Distributor shall notify GPI promptly of any changes in the appearance of any of the Products or the packaging of the Products.

     3.13. NO SUBSTITUTIONS. Wholesale Specialty Distributor shall fill orders for the Products only with the Products. Wholesale Specialty Distributor shall not substitute any orders for the Products with products other than the Products.

     3.14. CHANGE OF CONTROL. Wholesale Specialty Distributor shall notify GPI of any change in address, at least thirty (30) days prior to the date on which such change in address is to occur.

     3.15. ADVERSE EVENT AND PRODUCT COMPLAINT REPORTING. Wholesale Specialty Distributor shall forward to GPI any information the Wholesale Specialty Distributor obtains from a customer regarding Adverse Events or Product Complaints (as each term is defined below). The customer reporting the Adverse Event or Product Complaint shall be instructed to call a GPI representative by calling GPI’s toll free hot line at (877) 691-6020, or such other number or numbers provided to Wholesale Specialty Distributor by GPI. For the purposes of this Agreement, “Adverse Event” means any adverse reaction associated with the use of a Product in humans, whether or not considered product related and whether or not confirmed by a health professional. The term “associated with the use of product” is not limited to a causal relationship of the reported event to the Product, and may include (i) an Adverse Event occurring in the course of the use of a Product in professional practice, (ii) an adverse event occurring from abuse of a Product, (iii) an adverse event occurring from the withdrawal of a Product, (iv) any significant failure of expected pharmacological action. For the purposes of this Agreement, a “Product Complaint” means a claim or expression of displeasure, dissatisfaction or annoyance with a Product, Product related materials or Product related information. A Product Complaint may or may not involve a formal charge or accusation. A Product Complaint may be related to, among other things, identity, purity, potency, safety or quality of the product. Notwithstanding the definition of Product Compliant, if the complaint involves a medical event in a patient, it is regarded as an Adverse Event.

4. SPECIAL CONTRACT PRICING. From time to time, GPI may request that Wholesale Specialty Distributor fulfill orders of the Products from its inventory to customers for which GPI was the sole marketer of the Products (“GPI Marketed Customers”). If GPI has quoted a GPI Marketed Customer a price for any Product that is lower than the price for such Product set forth on Exhibit A (for such Products), then GPI shall reimburse to Wholesale Specialty Distributor the difference between the price quoted to the GPI Marketed Customer and the price paid by the Wholesale Specialty Distributor for the Product, if the Wholesale Specialty Distributor fulfills the GPI Marketed Customer’s order for the Product out of its inventory. Such reimbursement may, at the election of GPI, be in the form of credits to Wholesale Specialty Distributor against future purchases of products.

5. RECALLS. GPI shall reimburse Wholesale Specialty Distributor, consistent with HDMA standards, for the full amount of all reasonable costs and expenses incurred by Wholesaler in connection with Wholesale Specialty Distributor’s performance of any recall services or assistance relating to the Products; provided that, such recall is not due to Wholesale Specialty Distributor’s gross negligence, willful misconduct or illegal conduct. Wholesale Specialty Distributor will be credited for Products returned to GPI due to recalls of the Products at the Wholesale Specialty Distributor’s purchase price for the Products, calculated on a first-in, first-out basis. All shipping expenses for recalled Product, both for shipments from Wholesale Specialty Distributor’s customers to Wholesale Specialty Distributor and for shipments from Wholesale Specialty Distributor to GPI, shall be the sole responsibility of GPI, unless such recall is due to Wholesale Specialty Distributor’s gross negligence, willful misconduct or illegal conduct.

6. WARRANTY; INDEMNITY; LIMITATION OF LIABILITY; INSURANCE.

     6.01. WARRANTY; DISCLAIMER OF IMPLIED WARRANTIES. GPI warrants that the Products are manufactured and distributed in accordance with the Food, Drug and Cosmetic Act, as amended (the “Act”) and in accordance with Exhibit F. EXCEPT AS SET FORTH IN THE PRECEDING SENTENCE, GPI MAKES NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIM1TATION, WARRANTIES AS TO MERCHANTABILITY OR Fitness FOR A PARTICULAR PURPOSE, With RESPECT TO ANY OF THE PRODUCTS.

     6.02. INDEMNIFICATION. GPI shall defend, indemnify, and hold harmless Wholesale Specialty Distributor and its parent, affiliates, directors, officers, employees and representatives from and against any and all claims, liabilities, losses, damages, costs, and expenses (including without limitation reasonable attorneys’ fees) arising directly or indirectly out of:

          a. injury or death to person or property alleged to have been caused by any defect in the Products (exclusive of defects shown to be attributable to Wholesale Specialty Distributor’s negligence or gross misconduct (but only to the extent of such negligence or gross misconduct) or breach of this Agreement); or

          b. the manufacture, marketing, testing, shipping, sale, possession or use of the Products, unless such claim, liability, loss, damage, cost or expense is shown to be attributable to Buyer’s negligence (but only to the extent of such negligence) or breach of this Agreement; or

          c. “class of trade” pricing, if any, maintained by GPI from and after the effective date of this Agreement, including without limitation those arising out of Wholesale Specialty Distributor’s administration of Special Contract Pricing or GPI Marketed Customer pricing; or

          d. any intellectual property infringement actions (including patent, trademark, service mark, copyright trade dress, trade secret and other proprietary rights) brought by a third party in connection with Wholesale Specialty Distributor’s distribution and sale of Products hereunder (except to the extent caused by Wholesale Specialty Distributor’s breach of this Agreement, negligence or other intentional conduct) or in connection with any marketing materials or information provided to Wholesale Specialty Distributor by GPI. provided that, in all cases that GPI has promptly been notified in writing of such suit, claim, or proceeding and is given full and complete authority (including settlement authority), by Wholesale Specialty Distributor or its directors, employees or agents, information and assistance by Wholesale Specialty Distributor for such defense; further provided, that no admission is made by either party without the consent of the other party and its insurers. GPI shall not be liable for legal expenses Wholesale Specialty Distributor incurs prior to GPI’s receipt of written notice of a claim for indemnification by Wholesale Specialty Distributor and the express acknowledgement by Wholesale Specialty Distributor of GPI’s authority to defend such claim, suit or proceeding. GPI shall not be liable for legal expenses Wholesale Specialty Distributor incurs once GPI has received notice of a claim for indemnification and GPI has assumed the defense thereof.

     6.03. LIMITATION OF LIABILITY. EXCEPT WITH REGARD TO CLAIMS MADE BY THIRD PARTIES, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOST PROFITS OR LOST OPPORTUNITY COSTS, AS A RESULT OF ANY CLAIM ASSERTED BY SUCH OTHER PARTY, WHETHER IN CONTRACT OR IN TORT, ARISING OUT OF OR RELATED TO THIS AGREEMENT.

     6.04. INSURANCE.

     (A) During the term of this Agreement and thereafter as may be necessary to cover claims associated with Products purchased by Wholesale Specialty Distributor (whether before, during or after such term), GPI shall obtain, pay for, and keep in full force and effect commercial general liability insurance, with one or more reputable insurance carriers with a minimal rating by AM Best of A- or its equivalent, (including coverage for product liability and personal injury damages) with a per occurrence limit of not less than $10 million. “National Specialty Services, Inc.” shall be designated as an additional insured” under all such insurance policies, and GPI shall deliver to Wholesale Specialty Distributor certificates evidencing the existence and continuation of such insurance at the execution of this Agreement and upon GPI’s periodic renewal of such policy. Such insurance shall include a provision for at least thirty (30) days prior written notice in Wholesale Specialty Distributor in the event of cancellation or material reduction of coverage.

     (B) During the term of this Agreement and thereafter as may be necessary to cover claims associated with the distribution of products supplied by GPI to Wholesale Specialty Distributor (whether before, during, or after such term), Wholesale Specialty Distributor shall obtain, pay for, and keep in full force and effect commercial general liability insurance, with one or more reputable insurance carriers with a minimal rating by AM Best of A- or its equivalent, (including coverage for product liability and personal injury damages) with a per occurrence limit of not less than $10 million. “Guilford Pharmaceuticals Inc. “shall be designated as an “additional insured” under all such insurance policies, and Wholesale Specialty Distributor, shall deliver to GPI certificates evidencing the existence and continuation of such insurance at the execution of this Agreement and upon wholesale specialty distributor’s periodic renewal of such policy. Such insurance shall include a provision for at least thirty (30) days prior written notice to GPI in the event of cancellation or material reduction of coverage.

7. RETURNS; CREDITS; AND TAXES.

     7.01. RETURNS AND CREDITS. GPI will accept returns of the Products and, where appropriate, credit Wholesale Specialty Distributor’s account, in accordance with Exhibit G.

     7.02. TAXES. The collection and payment of all Taxes owed as a result of the sale of any Products by Wholesale Specialty Distributor shall be the responsibility of Wholesale Specialty Distributor.

     7.03 INVENTORY. If at any time during the term of this Agreement, GPI’s published wholesale price for any Product is decreased, then GPI shall issue a credit to Wholesale Specialty Distributor in an amount equal to the difference between (a) the published wholesale acquisition price of Wholesale Specialty Distributor’s then-current inventory of that Product as of the date Wholesaler purchased that Product, and (b) the value of Wholesale Specialty Distributor’s then-current inventory of that Product, determined using the decreased price for all such inventory. For purposes of this section, “Wholesale Specialty Distributor’s then-current inventory” shall include all inventory held in Wholesale Specialty Distributor’s distribution centers, all Products owned by Wholesale Specialty Distributor at any store owned or operated by a customer of Wholesale Specialty Distributor and held by such customer on consignment, and all Product “in transit” to or from such distribution centers on the effective date of such price decrease. For Product owned by Wholesale

Specialty Distributor and held by customer on consignment, the amount is calculated as the difference between (a) the lesser of the published wholesale acquisition price or a customer chargeback contract price of Wholesale Specialty Distributor’s then-current inventory of that Product at the customer location and (b) the value of Wholesale Specialty Distributor’s then current inventory of that Product at the customer’s location, determined using the new decreased published wholesale acquisition price or customer chargeback contract price, as applicable. Wholesale Specialty Distributor will use good-faith efforts to notify GPI of the amount of any credit due pursuant to this section within one hundred twenty (120) days following the effective date of such price decrease.

8. TERM

     8.01. TERM. The term of this Agreement shall commence on the date of this Agreement and shall continue for a period of one (1) year from the date hereof (the “Initial Term”). At the expiration of the Initial Term and each anniversary thereafter, this Agreement shall renew automatically for successive one-year terms (each a “Renewal Term”), unless either party notifies the other party of its intention to terminate this Agreement at least thirty (30) days prior to the expiration of the Initial Term or a Renewal Term, as the case may be.

     8.02. TERMINATION. This Agreement may be terminated by the parties in the following manner:

          a. Either party may terminate this Agreement immediately upon breach of this Agreement by the other party if such breach remains uncured for fifteen (15) days after written notice thereof, or the breaching party fails to diligently pursue a cure if the breach is of a nature that it cannot be cured in fifteen (15) days.

          b. Either party may terminate this Agreement without cause upon sixty (60) days prior written notice thereof to the other party.

     8.03. EFFECT OF TERMINATION. Upon the termination or expiration of this Agreement:

          a. Each party shall within thirty (30) days pay the other party all amounts due under any invoice or credit memo; and

          b. Wholesale Specialty Distributor shall immediately return to GPI, in accordance with any requirements of GPI, all Products in the possession of the Wholesale Specialty Distributor and GPI shall credit the purchase price for such Products to the amounts owed by Wholesale Specialty Distributor to GPI, if any. The parties shall be permitted to offset amounts owed to each other pursuant to this Section 8.03b.

          c. Section 8.03 and Sections 6 and 9.d shall survive the termination or expiration of this Agreement until the obligations of the parties under these Sections have been fully performed.

9. GENERAL PROVISIONS

          a. All orders are subject to acceptance and approval by GPI.

          b. Neither GPI nor Wholesale Specialty Distributor shall be liable to the other for failing to carry out the terms of this Agreement where such failure is the result of a strike or other labor disturbance, fire, flood, earthquake, storm, governmental action, or other reason beyond its control.

          c. In the event there is a shortage of the Products, GPI shall have the right and sole discretion to allocate the available Products among its customers in a commercially reasonable manner which does not place Wholesale Specialty Distributor at a competitive disadvantage.

          d. During the term of the Agreement, each party may find it necessary to disclose confidential and proprietary information to the other (hereinafter “Confidential Information”). The Confidential Information may include but is not limited to pricing generally, Special Contract Pricing, Price quotations for the Products by Wholesale Specialty Distributor or GPI, delivery schedules, manufacturing schedules, sales amounts and sales figures. During the term of this Agreement and for three (3) years thereafter, regardless of any termination earlier than the expiration of the term of this Agreement, each party shall maintain the Confidential Information in confidentiality and shall not reveal the Confidential Information to third parties without the written consent of the disclosing party, except as required by law. Each party shall use the Confidential Information only for the purposes of this Agreement. These restrictions shall not apply to Confidential Information that:

(1)	is in the public domain at the time of disclosure;

(2)	after receipt, becomes part of the public domain by publication or otherwise, except by breach of this Agreement by the party receiving the Confidential Information;

(3)	the party receiving the Confidential Information can establish by documenting evidence that it was in its possession at the time of disclosure by the other party;

(4)	the Confidential Information is in the possession of the receiving party from third parties not under an obligation to maintain its confidentiality;

(5)	is independently developed by or for the party receiving the Confidential Information hereunder who have had no access to such Confidential Information as shown by documenting evidence; or

(6)	is required to be disclosed by law, by a judicial or administrative order, or by a regulatory agency with appropriate jurisdiction.

          e. This Agreement is the entire and only understanding between the parties as to the subject matter hereof and supersedes all prior promises, agreements or understandings between the parties. This Agreement may be changed or amended only in a writing signed by duly authorized representatives of GPI and Wholesale Specialty Distributor. All attachments and addenda to this Agreement are hereby incorporated by reference.

          f. This Agreement, and any rights or obligations hereunder, shall not be assigned by either party without the written consent of the other party, except that either party may otherwise assign its respective rights and transfer its respective duties to any assignee of all or substantially all of its business (or that portion thereof to which this Agreement relates) or in the event of its merger or consolidation or similar transaction. Either party may also sell or assign any payments due hereunder.

          g. All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be delivered personally or sent by facsimile transmission, nationally-recognized express courier, or United States registered or certified mail, return receipt requested, addressed as follows:

If to GPI, to:

Guilford Pharmaceuticals Inc.
6611 Tributary Street
Baltimore, Maryland 21224
A1TN: Kevin Conley
Assistant Manager, Distribution & Customer Service
Fax: 410-631-5020

If to Wholesale Specialty Distributor:

National Specialty Services, Inc.
556 Metroplex Drive

Nashville, Tennessee 37211
ATT’N:

Fax: 615-

          h. This Agreement shall be construed in accordance with, and governed by, the laws of the State of Delaware without regard to the conflicts of laws provisions thereof.

          i. The parties shall be permitted to offset amounts owed to each other pursuant to this Agreement.

          j. Each party shall comply with all federal, state and local laws and regulations applicable to its operations, including but not limited to, those dealing with employment opportunity and affirmative action including Executive Order 11246 (Equal Opportunity), 38 U.S.C. Section 4212(a) (Affirmative Action for Disabled Veterans and Veterans of the Vietnam Era), and 29 U.S.C. Section 793 (Affirmative Action for Workers with Disabilities), and any amendment and applicable regulations pertaining thereto. In addition, each party shall comply with all terms of 48 C.F.R. Section 52.244-6 (Subcontracts for Commercial Items and Commercial Components) (including the requirement of including this provision in subcontracts awarded under this contract), 15 U.S.C. Section 637 (d) (2) and (3) (Utilization of Small Business Concerns), and such provision is hereby incorporated into this Agreement as if fully set forth herein. In accordance with the provisions of 48 C.F.R. Section 52.209-6, each party certifies that neither it nor its principals was or is debarred, suspended, or proposed for debarment by the Federal Government. In addition, each party represents and warrants that it complies with all federal, state, local and other applicable laws, regulations, conventions or treaties prohibiting any form of child labor or other exploitation of children in the manufacturing and delivery of such party’s products or services.

          k. During the term of this Agreement, upon reasonable prior notice and during normal business hours, either party shall be entitled to audit and inspect those relevant records which are maintained by the other party in direct connection with its performance under this Agreement; provided, however, the audit or inspection shall be performed by bona tide, full-time employees of the party conducting such audit or inspection and in no event shall any such audit or inspection relate to any transaction or event which occurred more than twelve months prior to the date of such audit or inspection. GPI chargeback audits shall be governed by the additional terms and conditions contained in the Chargeback Policy.

          l. The relationship among the parties is and shall be that of independent contractors. This Agreement does not establish or create a partnership or joint venture among the parties.

          m. If any part of this Agreement is determined to be invalid or declared null and void by any court of competent jurisdiction, then such part will be reformed, if possible, to conform to the law and, in any event, the remaining part of this Agreement will remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have executed this Wholesaler AGREEMENT as of the date set forth above.

GUILFORD PHARMACEUTICALS INC.

By: /s/ David P. Wright

Name: David P. Wright

Title: EVP, Commercial Operations

NATIONAL SPECIALTY SERVICES, INC.

By: /s/ David J. Canniff

Name: David J. Canniff

Title: Vice President

EXHIBIT A — PRODUCTS AND PRICES

Product	Price

GLlADEL® Wafer	$10,583.04 per unit

EXHIBIT B — TERRITORY

United States of America

EXHIBIT C — HANDLING AND SHIPPING

GLIADEL® Wafer Specifications (NDC 61379-0100-1)

GLIADEL® is available in a single dose treatment box containing eight individually pouched wafers. Each wafer contains 7.7 mg of carraustine and is packaged in two aluminum foil laminate packages. The inner pouch is sterile and is designed to maintain product sterility and protect the product from moisture. The outer pouch is a peelable overlap. The outside surface of the outer pouch is not sterile.

The single dose treatment box dimensions L x W x Thickness are 6” x 53” x 1.5”.

GLIADEL® must be stored at or below -20° C (-4° F).

A shipping container that is appropriate for dry ice and the safe transportation of GLIADEL® Wafer such as Part No. 68-4LB manufactured by Polyfoam Packers should be used. GPI MAKES NO REPRESENTATION OR WARRANTY REGARDING ANY SHIPPING CONTAINER WHETHER MANUFACTURED BY POLYFOAM PACKERS OR OTHERWISE.

GLIADEL® Wafer is fragile and must be handled with care.

EXHIBIT D — TERMS OF PAYMENT

Wholesale Specialty Distributor will be entitled to a three percent (3%) discount if the balance is paid within thirty (30) days of the invoice date; a two percent (2%) discount if the balance is paid within sixty (60) days of the invoice date; and a one percent (1%) discount if the balance is paid within ninety (90) days of the invoice date. All balances most be paid within ninety-one (91) days of the invoice date. Late fees will accrue at one percent (1%) per month on unpaid balances outstanding more than ninety-one (91) days.

EXHIBIT E- SALES REPORTING CRITERIA

All sales data must be forwarded electronically to Guilford Pharmaceuticals no later than ten (10) days past the last day of the prior month. The data can be sent in either a Microsoft Excel or Microsoft Access Database format but must include the following data fields:

Account	Address	City	ST.	Zip	Jan	Feb	Mar	Q1	Apr	May	Jun	Q2	Jul	Aug	Sep	Q3	Oct	Nov	Dec	Q4
Name					Units	Units	Units	Units	Units	Units	Units	Units	Units	Units	Units	Units	Units	Units	Units	Units

EXHIBIT F — PRODUCT WARRANTIES

See GLIADEL® Wafer package insert attached hereto.

EXHIBIT G

GUILFORD
PHARMACEUT1CALS

Credit & Return Policy GLADEL® Wafer Treatments

•	Guilford Pharmaceuticals Inc. (“GPI”) will accept for return GLIADEL® Wafer Treatment(s) from a licensed pharmacy, authorized distributor and /or wholesaler on the following conditions: GPI will only accept returns of complete GLIADEL® Wafer Treatments which are in their original packaging with the lot number visible.

•	GPI will credit to a customer’s account amounts charged for In-dated GLIADEL® Wafer Treatments that have been sent to a customer in error, provided that the customer notifies GPI within 48 hours of receiving the treatment(s), that the treatment(s) were received in error, the "cold chain" has been maintained by the customer and the treatment(s) are shipped back to GPI the same day in which the "return packet" has been provided to the customer account by GPI. A return packet contains instructions, packaging materials and a cold chain maintenance verification letter.

•	GPI will replace any GLIADEL® Wafer Treatment(s) that were damaged in shipment, or found to have wafers broken in more than 2 pieces, provided that, the customer notifies GPI’s Customer Service Department (1-866-405-9038) within 48 hours of opening the treatment box(es) that the Treatment(s) were damaged and identifies the number of damaged treatments and the lot numbers thereof.

•	GPI will replace GLIADEL® Wafer Treatment(s) that are expired, provided that, the treatment(s) are in their sealed original packaging with lot number visible, the expiration date is within 12 months of the date that the treatments are returned to GPI, and GPI’s Customer Service Department is notified before the treatments are returned to GPI.

A GLIADEL® Wafer Treatment consists of eight GLIADEL® Wafers. All returns must be approved by GPI’s Customer Service Department Except as set forth above, upon receipt by GPI of a returned GLIADEL® Wafer Treatment, GPI will, at GPI’s sole discretion, either send the customer a new GLIADEL® Wafer Treatment or credit the customer the amount of the purchase price for the returned treatment.

EXHIBIT H — WHOLESALER’S CHARGEBACK POLICY

NATIONAL SPECIALTY SERVICES, INC.

STANDARD POLICY ON CHARGEBACKS

     The following represents the standard policy of National Specialty Services, Inc. (“NSS”) pertaining to the sale of product under contract (“chargebacks”) between NSS’ customers and supplier (“Supplier”) and the processing and audits of chargebacks, as well as certain related matters. Depending upon the individual facts and circumstances associated with a Supplier’s administrative procedures for chargeback related matters (e.g. the extent of use of EDI, electronic funds transfer, and other factors that contribute to or detract from NSS’s ability to efficiently deal with chargeback matters), NSS reserves the right to modify any or all of the following terms and conditions.

I. Chargeback Processing

     NSS will recognize and administer contracts between Suppliers and customers pursuant to which prices at which the customer may purchase certain products have been established, subject to the continued validity of such contracts in accordance with applicable law and Supplier’s compliance with NSS’s standard policy and credit considerations deemed relevant to NSS. Amounts owed to NSS by Suppliers relating to chargebacks shall be calculated based upon the wholesale acquisition price of Supplier’s product at date of sale, and shall be paid, or credited, as appropriate, to NSS. within seven (7) days following NSS’s submission of a request for such amounts. In the event that NSS notifies Supplier that chargeback amounts owed by Supplier to NSS exceed amounts owed by NSS to Supplier (a “Debit Balance”) Supplier will remit payment for chargebacks to NSS by check or wire transfer until such time that NSS notifies Supplier that it is no longer in a Debit Balance. Chargeback reconciliation issues shall be resolved as soon as practicable with each party responding to the other within sixty (60) days following receipt of documentation supporting those issues.

II. Supplier Chargeback Audits

     The Supplier shall have the right to audit NSS’ compliance with the respective contracts in force and related chargeback matters subject to the following terms and conditions:

A.	Chargeback audits will be limited to twelve (12) months of historical information as of the date such audit begins.

B.	NSS shall have a reciprocal twelve (12) month period to reconcile any differences that may arise with Supplier related to chargeback issues (including submission and other errors and regardless of whether such issues arise as part of a Supplier chargeback audit).

C.	Supplier shall notify NSS’ Controller of an intent to perform an audit at least thirty (30) days prior to beginning the audit, specifying the location to be audited and the time period to be covered. In the event that such timing is expected to create undue disruption in NSS’ business, NSS shall have the right to delay the start of the audit for up to thirty (30) additional days.

D.	Audits must be performed by bona fide, permanent employees of Supplier, subject to a confidentiality agreement to be prepared by NSS and signed by the Supplier and such employee(s), prior to beginning the audit.

E.	Audits shall be performed at the NSS site that is being audited, or such alternate sites where appropriate records are located, as NSS may designate.

F.	Audits shall be performed during the normal, customary office hours of the NSS site that is being audited.

G.	The existing accounting records of the NSS site being audited will be made available for audit, subject to the following limitations:

1.	Electronic data will not be specially created.

2.	NSS reserves the right to summarize and/or retract the contents of all records containing sensitive or competitive information.

H.	NSS will bill Supplier for any direct out-of-pocket costs incurred in conjunction with a Supplier-requested audit, unless such audit reflects a deficiency of five percent (5.0%) or greater of the actual amount of the invoice submitted over the audit period. Amounts billed will be deducted from NSS’ next payment for current purchases, after completion of the audit.

I.	Any Supplier claims arising from an audit must be supported by specific audit results related to specific transactions. Extrapolation of results from one period to another will not be accepted.

J.	Any Supplier claims arising from an audit must be submitted to NSS’ Controller within thirty (30) days of completing the audit. All claims must be accompanied by specific supporting details of the transactions that comprise such claim. NSS shall then have forty-five (45) days to review the claim and advise Supplier of its acceptance or disagreement.

IV. Related Matters

A.	NSS shall be entitled to cash discounts based on the gross invoice price of all goods purchased from Supplier, regardless of whether a chargeback is ultimately claimed by NSS.

B.	Supplier shall provide NSS with a chargeback advance to cover credit exposure of unsecured credit granted to Supplier by NSS for chargeback claims and to help effect the carrying costs involved in the chargeback process, subject to the following terms and conditions:

1.	The chargeback advance shall be not less than an amount equal to one (1) month of chargeback billings based on an average of the most recent six- (6) months of billings.

2.	On a quarterly basis, NSS will reconcile the amount of the advance against the six- (6) month average billings. If the amount of the advance exceeds the six- (6) month average billings, NSS shall include the amount of such excess in the next payment made to Supplier. If the amount of the advance is less than the six- (6) month average, NSS will deduct the amount of such shortfall from the next payment for current purchases.

EXHIBIT I MARKETING FEE

GPI will pay Wholesale Specialty Distributor a quarterly marketing fee equal to 1.25% of purchases by Wholesale Specialty Distributor. The marketing fee will be furnished to Wholesale Specialty Distributor for conducting three (3) marketing services campaigns per calendar year. Marketing Fee to be paid by check within thirty (30) days from the end of then current quarter.

In order for Wholesale Specialty Distributor to conduct such telemarketing and direct mail campaigns, GPI shall provide to Wholesale Specialty Distributor marketing materials and/or information regarding the Products for Wholesale Specialty Distributor’s use. Wholesale Specialty Distributor will use the marketing material only in the form provided by GPI. GPI hereby grants to Wholesale Specialty Distributor permission and a license to use such marketing materials and/or information and all trademarks, copyrights or other intellectual property rights included in such marketing materials and/or information for such purposes.

GPI warrants and represents that all marketing materials and/or other information provided to Wholesale Specialty Distributor complies with the Federal Food, Drug and Cosmetic Act, as amended, and all other applicable laws, rules and regulations and does not infringe on any third party’s intellectual property right (including, but not limited to, patent, trademark, service mark, copyright, trade dress, trade secret). GPI further warrants and represents and shall ensure that all marketing materials and other information submitted to Wholesale Specialty Distributor shall comply with FDA promotional and advertising regulations and guidance documents including but limited to the fact that said material shall be fair balanced, accurate and complete. Furthermore, said marketing materials and information shall not contain any claims for a product other than those specifically approved by the FDA (or other applicable agency) or included in the Product’s approved labeling. For prescription drug products, full prescribing information shall be provided and be included with all promotion and advertising where claims are being made. Also, GPI shall inform Wholesale Specialty Distributor if any changes occur in such marketing material and/or other information so that said marketing material(s) and other information continue to remain compliant with applicable laws and regulations. To the extent that there is a requirement to make submissions of promotional and marketing material to the FDA or other applicable agencies, GPI shall provide said material to those agency(ies).

GPI shall defend, indemnify and hold harmless Wholesale Specialty Distributor and its parent, affiliates, directors, officers, employees and representatives from and against any and all claims, liabilities, losses, damages, costs, and expenses (including without limitation, reasonable attorneys’ fees) brought by a third party and arising directly or indirectly out of any marketing materials or other information provided by GPI hereunder.